Exhibit 2.2

THIRD AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This Third Amendment to Purchase and Sale Agreement, dated as of March 2, 2023 (this “Amendment”), is by and among Alpine Acquisition Corporation, a Delaware corporation (“Purchaser”), Pool IV Finance LLC, a Delaware limited liability company (“Denver PropCo Seller”), Pool IV TRS LLC, a Delaware limited liability company (“Denver OpCo Seller”; Denver PropCo Seller and Denver OpCo Seller are referred to collectively as “Denver Sellers”), PHF II Stamford Hotel, a Delaware limited liability company (“Stamford Seller”) (Denver PropCo Seller, Denver OpCo Seller and Stamford Seller are referred individually as a “Seller” and collectively, as “Sellers”). Sellers and Purchaser are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, the Parties entered into the Purchase and Sale Agreement, dated as of May 18, 2022, an Amendment to Purchase and Sale Agreement, dated as of August 26, 2022, and a Second Amendment to Purchase and Sale Agreement, dated as of November 30, 2023 (collectively, the “Original Agreement”), which, among other things, currently provides that the Original Agreement may be terminated by written notice from Alpine or the Sellers if the transactions contemplated thereby have not been completed by March 2, 2023 (the “Outside Closing Date”); and

WHEREAS, the Parties desire to extend the Outside Closing Date from March 2, 2023 to April 2, 2023.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Original Agreement.

1.1  Section 10.4 to the Original Agreement is hereby deleted and replaced with the following:

“Section 10.4. Extension of Closing Date. Notwithstanding anything to the contrary in this Agreement, as a condition of extending the Outside Closing Date under Section 13.6(iii) of this Agreement until April 2, 2023, Purchaser shall (i) obtain from TBC an extension of the closing date under the TBC Merger Agreement until (and including) April 2, 2023, and (ii) take all other actions required to extend the time Purchaser has to consummate the transactions contemplated under this Agreement or the TBC Merger Agreement until (and including) April 2, 2023 (collectively, the “Closing Extension Conditions”).”

1.2 Section 13.6 of the Original Agreement is hereby deleted and replaced with the following:

“Section 13.6. Termination Date. Notwithstanding anything to the contrary in this Agreement, if (i) (A) Purchaser has not provided to Seller a signed and binding commitment for financing with the lender identified in Schedule 13.6 (“Potential Lender”) in an amount sufficient to pay the Cash Payment to Seller, or Purchaser has not made the deposit with Potential Lender as required under such commitment, or (B) Purchaser has not provided to Seller a signed and binding commitment for other equity and/or financing in an amount sufficient to pay the Cash Payment to Seller, provided that Seller, in its sole discretion, has approved the investor and the terms of the commitment, and the condition in either clause (A) or (B) has not occurred at or before 5:00 p.m. Eastern Time on June 16, 2022, (ii) Purchaser has not satisfied all of the Closing Extension Conditions at or before 5:00 p.m. Eastern Time on December 2, 2022, or (iii) the Closing has not occurred at or before 5:00 p.m. Eastern Time on April 2, 2023 (the “Outside Closing Date”), then Purchaser or Sellers may elect to terminate this Agreement (the “Termination Right”) by providing written notice to the other Party, and the Parties shall have no further rights or obligations under this Agreement, except for those that expressly survive termination and provided that nothing herein shall relieve any Party of liability for any intentional breach of any provision of this Agreement; provided, that a Party may not elect the Termination Right if such Party’s action or failure to act has been a principal cause of the failure of the Closing to occur on or before the Outside Closing Date and such action or failure to act constitutes a breach of this Agreement.”

2. Miscellaneous.

(a) Interpretation. Capitalized terms not defined herein shall have the meaning ascribed to them in the Original Agreement. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment.

(b) No Further Amendments. The Original Agreement shall remain in full force and effect except as expressly amended by this Amendment. Upon the execution and delivery hereof, the Original Agreement shall be deemed to be amended as fully and with the same effect as if the amendments made hereby were originally set forth in the Original Agreement, and this Amendment and the Original Agreement shall henceforth be read, taken and construed as one and the same instrument. Article 16 of the Original Agreement is incorporated herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

ALPINE ACQUISITION CORPORATION

By:	/s/ Alex Lombardo
	Name:	Alex Lombardo
	Title:	Chief Financial Officer

POOL IV FINANCE LLC

By:	/s/ Craig Mason
	Name:	Craig Mason
	Title:	President

POOL IV TRS LLC

By:	/s/ Craig Mason
	Name:	Craig Mason
	Title:	President

PHF II STAMFORD LLC

By:	/s/ Craig Mason
	Name:	Craig Mason
	Title:	President